EXHIBIT 50

                                  Letterhead of
                     VEBA Zweite Verwaltungsgesellschaft mbH
                                Bennigsenplatz 1
                                40474 Duesseldorf
                                Tel. 0211/4579-1


                                POWER OF ATTORNEY

We, VEBA Zweite Verwaltungsgesellschaft, Bennigsenplatz 1, 40474 Duesseldorf, Germany, represented by Dr. Rolf Pohlig as Director, hereby appoint Dr. Michael Bangert, Dr. Klaus Gruendler, Mrs. Judith Witte, Dr. Friedrich Oschmann, Mr. Frank Jungfermann and Mr. Jens-Uwe Herrmann of VEBA Aktiengesellschaft, Bennigsenplatz 1, 40474 Duesseldorf, Germany, each acting alone with power to execute and deliver on our behalf the Purchase Agreement between MEMC Electronic Materials, Inc. and ourselves,

         the Registration Rights Agreement between MEMC Electronic Materials, Inc. and ourselves,

         the Escrow Agreement between MEMC Electronic Materials, Inc., ourselves and Chadbourne & Parke LLP (collectively the "Agreements"), and the Amendment to Schedule 13D required to be filed with the Securities and Exchange Commission in connection with the private placement by MEMC Electronic Materials, Inc. as issuer, and ourselves, as buyer, of MEMC Common Stock pursuant to the terms of the Purchase Agreement, and to take any other action necessary in connection with the Agreements and the filing of Schedule 13D.

The appointed are exempt from the restrictions of section 181 of the German Civil Code.

Duesseldorf, 21 December 1998
VEBA Zweite Verwaltungsgesellschaft

  /s/ Rolf Pohlig
----------------------------
(Dr. Rolf Pohlig)